SCHEDULE 14A
(Rule 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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MAX RE CAPITAL LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MAX RE CAPITAL LTD.
(a Bermuda company)

Max Re House
2 Front Street
Hamilton HM 11
Bermuda

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 29, 2004

Notice is hereby given that the Annual General Meeting of Shareholders (the “Meeting”) of Max Re Capital Ltd. (the “Company”) will be held at Max Re House, 2 Front Street, Hamilton HM 11, Bermuda, on April 29, 2004 at 10:00 a.m., Atlantic Daylight Time, for the following purposes:

1.	To elect four Class 1 directors of the Company to serve until the Company’s annual general meeting of shareholders in 2007.

2.	To ratify the appointment of KPMG, Hamilton, Bermuda, as the Company’s independent auditors for 2004.

3.	To authorize the election of four Class 1 directors of Max Re Ltd., a wholly-owned subsidiary of the Company (“Max Re”), to serve until the annual general meeting of the shareholders of Max Re in 2007.

4.	To authorize the ratification of the appointment of KPMG, Hamilton, Bermuda, as Max Re’s independent auditors for 2004.

5.	To act upon such other matters as may properly come before the Meeting or any adjournments thereof.

Information concerning the matters to be acted upon at the Meeting is set forth in the accompanying Proxy Statement.

Only shareholders of record, as shown by the transfer books of the Company, at the close of business on March 11, 2004 will be entitled to notice of, and to vote at, the Meeting or any adjournments thereof.

PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. PLEASE SIGN THE ACCOMPANYING PROXY CARD EXACTLY AS YOUR NAME APPEARS ON YOUR SHARE CERTIFICATE(S). IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. YOUR SHARES WILL BE VOTED WITH THE INSTRUCTIONS CONTAINED IN THE PROXY STATEMENT. IF NO INSTRUCTION IS GIVEN, YOUR SHARES WILL BE VOTED “FOR” ITEMS 1, 2, 3 AND 4 IN THE PROXY. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

By order of the Board of Directors,

Robert J. Cooney
Chairman of the Board
March 24, 2004
Hamilton, Bermuda

MAX RE CAPITAL LTD.
(a Bermuda company)

Max Re House
2 Front Street
Hamilton HM 11
Bermuda

______________

PROXY STATEMENT
______________

ANNUAL GENERAL MEETING OF SHAREHOLDERS

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board of Directors”) of Max Re Capital Ltd. (the “Company”) of proxies for use at the Annual General Meeting of Shareholders of the Company (the “Meeting”) to be held at Max Re House, 2 Front Street, Hamilton HM 11, Bermuda, on April 29, 2004 at 10:00 a.m., Atlantic Daylight Time, and at any and all adjournments thereof, for the purposes set forth in the accompanying Notice of Annual General Meeting of Shareholders (“Notice of Meeting”). The Company’s Annual Report to shareholders for the fiscal year ended December 31, 2003, including financial statements, is included with this Proxy Statement for informational purposes and not as a means of soliciting your proxy. Additional copies of the Annual Report may be obtained, without charge, by writing to the Company at the address above.

This Proxy Statement and the accompanying Notice of Meeting and Proxy are first being mailed to shareholders on or about March 24, 2004.

VOTING SECURITIES AND VOTE REQUIRED

As of March 11, 2004, the record date for the determination of persons entitled to receive notice of and to vote at the Meeting, there were issued and outstanding 45,725,211 common shares, US$1.00 par value per share, of the Company (the “Common Shares”). The Common Shares are the Company’s only class of equity securities outstanding and entitled to vote at the Meeting or any and all adjournments thereof.

Each Common Share held by a shareholder entitles such shareholder to one vote on each matter that is voted upon by poll at the Meeting or any adjournments thereof, subject to certain provisions of the Company’s Bye-laws that reduce the total voting power of any U.S. shareholder owning, directly or indirectly, beneficially or otherwise, as described in the Company’s Bye-laws, 9.5% or more of the Common Shares to less than 9.5% of the total voting power of the Company’s capital stock unless otherwise waived at the discretion of the Board of Directors. In addition, the Board of Directors may limit a shareholder’s voting rights where it deems it necessary to do so to avoid adverse tax, legal or regulatory consequences.

The reduction of such voting power may have the effect of increasing another shareholder’s voting power to more than 9.5%, thereby requiring a corresponding reduction in such other shareholder’s voting power. Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, the Company requests that any holder of Common Shares with reason to believe that it is a shareholder whose Common Shares constitute 9.5% or more of the voting power of the Company (each, a “9.5% Shareholder”) contact the Company promptly so that the Company may determine whether the voting power of such holder’s Common Shares should be reduced. By submitting a proxy, a holder of Common Shares will be deemed to have confirmed that, to its knowledge, it is not, and is not acting on behalf of, a 9.5% Shareholder. The directors of the Company are empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of Common Shares, the names of persons having beneficial ownership of the shareholder’s Common Shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of Common Shares attributable to any person. The directors may disregard the votes attached to Common Shares of any holder who fails to respond to such a request or who, in their judgment, submits incomplete or inaccurate information. The directors retain certain discretion to make such final adjustments that they consider fair and reasonable in all the circumstances as to the aggregate number of votes attaching to the Common Shares of any shareholder to ensure that no person shall be a 9.5% Shareholder at any time.

The presence, in person or by proxy, of the holders of more than 50% of the issued and outstanding Common Shares as of March 11, 2004, the record date of the Meeting, is necessary to constitute a quorum at the Meeting. Assuming that a quorum is present, the affirmative vote of the holders of a simple majority of the Common Shares voting at the Meeting will be required to approve each of the matters to be voted upon at the Meeting.

With regard to any proposal, votes may be cast in favor of or against such proposal or a shareholder may abstain from voting on such proposal. Abstentions will be excluded entirely from the vote and will have no effect except that abstentions and “broker non-votes” will be counted toward determining the presence of a quorum for the transaction of business.

SOLICITATION AND REVOCATION

PROXIES IN THE FORM ENCLOSED ARE BEING SOLICITED BY, OR ON BEHALF OF, THE BOARD OF DIRECTORS. THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD OF DIRECTORS. Such persons designated as proxies are officers of the Company. Any shareholder desiring to appoint another person to represent him or her at the Meeting may do so by inserting such person’s name in the blank space provided on the accompanying form of proxy and delivering an executed proxy to the Secretary of the Company at the address indicated above before the time of the Meeting. It is the responsibility of the shareholder appointing such other person to represent him or her to inform such person of this appointment.

All Common Shares represented by properly executed proxies that are returned and not revoked will be voted in accordance with the instructions, if any, given thereon. If no instructions are provided in an executed proxy, it will be voted FOR each of the proposals described herein and set forth on the accompanying form of proxy, and in accordance with the proxyholder’s best judgment as to any other business as may properly come before the Meeting. If a shareholder appoints a person other than the persons named in the enclosed form of proxy to represent him or her, such person should vote the shares in respect of which he or she is appointed proxyholder in accordance with the directions of the shareholder appointing him or her.

Proxies must be received by the Company not less than 24 hours prior to the holding of the Meeting. A shareholder may revoke his or her proxy at any time up to one hour prior to the commencement of the Meeting by filing a written revocation with the Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date or by appearing in person and voting by ballot at the Meeting. A shareholder may vote his or her shares in person even if he or she has returned a proxy.

PROPOSAL ONE

ELECTION OF DIRECTORS OF THE COMPANY

Four individuals are to be elected as Class 1 directors of the Company at the Meeting. Although the size of the Company’s Board of Directors is currently fixed at 12 directors, the Board currently consists of 10 individuals, divided into three classes of approximately equal size: Class 1 (three directors), Class 2 (three directors) and Class 3 (four directors). There are currently two vacancies on the Board that have not been filled. As provided in the Company’s Bye-laws, the term of the Class 1 directors shall expire at the Meeting. The current Class 1 directors are Messrs. John R. Barber, Robert J. Cooney and Mario P. Torsiello, each of whom is a nominee for election as a Class 1 director at the Meeting, and the Company’s Nominating and Corporate Governance Committee recommends the appointment of W. Marston Becker to fill the Class 1 vacancy. If elected, the term of each nominee will expire at the Company’s annual general meeting of shareholders in 2007. The Board of Directors has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director of the Company if elected. In the event that any nominee is unable to serve as a director, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as the Board of Directors may propose. The Board of Directors unanimously recommends that you vote FOR the election of each of the nominees.

Set forth below is biographical information concerning each nominee for election as a director of the Company and each person who is continuing as a director of the Company, including each such individual’s principal occupation and the period during which such person has served as a director of the Company.

NOMINEES FOR DIRECTOR OF THE COMPANY WHOSE TERMS, IF ELECTED, WILL EXPIRE IN 2007:

John R. Barber, 42, has served as a Director of the Company and Max Re since March 2002. Since January 2002, Mr. Barber has served as the Managing Partner of Citigroup Private Equity, a division of Citigroup Investments Inc., a subsidiary of Citigroup Inc. From September 2000 to January 2002, Mr. Barber served at Salomon Smith Barney Inc. as Co-Head of Citigroup Employee Fund of Funds and Salomon Smith Barney Capital Partners. From January 1995 to September 2000, Mr. Barber served as Deputy Head of the Financial Entrepreneurs Group, as a senior member of the Equity Capital Markets Group and as a member of the Commitment Committee at Salomon Smith Barney Inc. Mr. Barber joined Salomon Smith Barney Inc. in 1995 as a Managing Director. Prior to that he was Managing Director and Head of the Equity Capital Markets Group at Kidder Peabody & Co.

W. Marston Becker, 51, is a nominee for election as Director of the Company and Max Re. Mr. Becker has served as Chairman of the Board and Chief Executive Officer of Trenwick Group, Ltd., a Bermuda insurance company, since August 2002. In August 2003, Trenwick Group, Ltd. filed for protection under chapter 11 of the U.S. bankruptcy code. Mr. Becker also has served as General Partner and Chairman of the Board of West Virginia Media Holdings, which he co-founded, since April 2001. Mr. Becker has served as Chairman of Hales & Company, a banking firm specializing in insurance and financial services, since July 2000. From November 1999 to December 2000, Mr. Becker served as Vice Chairman and a Director of Royal & SunAlliance USA. From 1994 to 1999, Mr. Becker worked for Orion Capital Corporation and served as its Chairman of the Board and Chief Executive Officer from 1997 to 1999 and President and Chief Executive Officer of its subsidiary from 1994 to 1996. He is also an Advisory Board member of the Conning Funds, American Securities Funds, International Catastrophe Insurance Managers, LLC, and Recovery National Corporation. Mr. Becker is licensed as a certified public accountant in West Virginia.

Robert J. Cooney, 49, has served as a Director of the Company and Max Re since their formation in July 1999, as President and Chief Executive Officer of the Company since September 1999 and as Chairman of the Company since November 1999. Mr. Cooney has served as a director of Max Europe Holdings Limited (“Max Europe Holdings”) and Max Insurance Europe Limited (“Max Insurance Europe”) since June 2003, Max Re Diversified Strategies Ltd. (“Max Re Diversified”) since October 2001, Grand Central Re Limited (“Grand Central Re”) since May 2001, Max Re Managers Ltd. (“Max Re Managers”) since January 2001 and Max Re Europe Limited (“Max Re Europe”) since April 2000. From 1987 to 1999, Mr. Cooney held various senior management positions at XL Insurance Ltd., one of the principal insurance operating units of XL Capital Ltd. (NYSE: XL), a Bermuda based, multi-line insurer. In 1998, Mr. Cooney became President and Chief Executive Officer of XL Insurance Ltd. and Executive Vice President of XL Capital Ltd. From 1995 to 1998, Mr. Cooney was President and Chief Operating Officer of XL Insurance Ltd. From 1983 to 1987, Mr. Cooney held various senior management positions at Trenwick Group, Inc., a U.S. based insurer and reinsurer, and its Bermuda-based subsidiary, Trenwick Services, Ltd., including the position of President of Trenwick Services, Ltd. From 1980 to 1983, Mr. Cooney was a partner at Wypich Illsley & Associates, a management consulting and executive search firm. Prior to 1980, Mr. Cooney was employed as a facultative underwriter at General Reinsurance Corp.

Mario P. Torsiello, 48, has served as a Director of the Company and Max Re since March 2000. Since November 2001, Mr. Torsiello has served as President and Chief Executive Officer of Torsiello Capital Partners, LLC (and its predecessor company), an advisory and investment banking firm specializing in insurance and other financial services. From September 2000 to November 2001, Mr. Torsiello served as Managing Director and

Head of North American Insurance Practice of Dresdner Kleinwort Wasserstein, Inc. (formerly known as Wasserstein Perella & Co, Inc.). From December 1999 to September 2000, Mr. Torsiello acted as President and a director of INDC Group Inc., a California based insurance company formed to offer a broad line of consumer orientated insurance products through the Internet. From 1987 to 1999, Mr. Torsiello was an investment banker in Salomon Smith Barney Inc., having served as Managing Director from 1995 and Co-Head of the Insurance Group from 1997 to 1999. During 1995, Mr. Torsiello served as a member of the firm’s Capital Commitments Committee. Prior to joining Salomon Smith Barney, Mr. Torsiello was a Senior Manager in KPMG’s New York insurance accounting and audit services unit. Mr. Torsiello is a member of the Board of Advisors of Fordham College of Business Administration.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES ABOVE.

DIRECTORS OF THE COMPANY WHOSE TERMS EXPIRE IN 2005:

William H. Heyman, 55, has served as a Director of the Company and Max Re since May 2000. Mr. Heyman serves as Executive Vice President and Chief Investment Officer of The St. Paul Companies, a position he has held since May 2002. Mr. Heyman has served as a director of Nuveen Investments, Inc. (NYSE: JNC), an affiliate of The St. Paul Companies, since 2002. From February 2001 to March 2002, Mr. Heyman served as Chairman of Citigroup Investments Inc., a subsidiary of Citigroup Inc. From 1995 until February 2001, Mr. Heyman served in various positions with Citigroup Investments Inc., and its predecessor, Travelers Investment Group. Mr. Heyman also served as Chief Executive Officer of Tribeca Investments, L.L.C., a Citigroup subsidiary (and member firm of the New York Stock Exchange), which conducted proprietary trading and investment activities, including merger arbitrage, convertible hedging (domestic and international) and distressed securities investing, as well as Chief Executive Officer of Tribeca Management, L.L.C., a registered investment advisor. From 1993 to 1995, Mr. Heyman was a managing director and head of the private investment department of Salomon Brothers Inc. From 1991 to 1993, Mr. Heyman served as the Director of the Division of Market Regulation of the U.S. Securities and Exchange Commission in Washington, D.C.

Willis T. King, Jr., 59, has served as a Director of the Company and Max Re since September 1999. Mr. King retired in November 2001 as Chairman of the Board and Chief Executive Officer of Highlands Insurance Group, a position he held since June 1999. In October 2002, Highlands Insurance Group filed for protection under chapter 11 of the U.S. bankruptcy code. Mr. King has served as a director of SCPIE Holdings, Inc. (NYSE: SKP), a medical malpractice insurance company, since 1997, and as Chairman of First Protective Insurance Company, Lake Mary, Florida, since 1998. From 1997 to June 1999, Mr. King was a Vice Chairman of Guy Carpenter & Co. From 1984 to 1997, Mr. King held various positions at Willcox, Inc., including Chairman and Chief Executive Officer. From 1987 to 1997, Mr. King was a director of Johnson & Higgins, which was subsequently merged into Marsh & McLennan. Mr. King is a member of the Advisory Council, School of Public Heath, The University of North Carolina, Chapel Hill.

Steven M. Skala, 48, has served as a Director of the Company and Max Re since May 2000. Mr Skala is a solicitor and a senior partner of Arnold Bloch Leibler, Melbourne, Australia. Mr Skala has served as a partner of Arnold Bloch Leibler since 1985, and was a partner of Morris Fletcher & Cross, Brisbane, Australia from 1982 to 1985. Mr Skala was appointed Chairman and a non-Executive Director of Hexima Limited in May 2002, Live Events Wireless Pty Ltd in February 2003 and the Australian Centre for Contemporary Art in September 1999. Mr Skala serves as a non-Executive Director of Wilson HTM Limited, HFM Limited, The Walter & Eliza Hall Institute for Medical Research and The Centre for Independent Studies. He is a member of the International Council of the Museum of Modern Art (New York) and is also a non-Executive Director of the Australian Ballet, whose audit committee he chairs.

DIRECTORS OF THE COMPANY WHOSE TERMS EXPIRE IN 2006:

Zack H. Bacon III, 51, has served as a Director of the Company and Max Re since their formation in July 1999 and also serves as Deputy Chairman of the Company. Since October 1998, Mr. Bacon has been a member of the Board of Directors and a Managing Director of each of Moore Capital Management, LLC (“MCM”) and

Moore Capital Advisors, L.L.C. Mr. Bacon is also a member of the Investment Advisory Committee of MCM. From 1985 to 1998, Mr. Bacon ran his own asset management firm. Before this, Mr. Bacon managed the non-equity portfolio of Soros Fund Management Company, from 1983 of 1985. Prior to this, Mr. Bacon was a Vice President at Goldman, Sachs & Co.

Laurence W. Cheng, 56, has served as a Director of the Company and Max Re since September 1999. He is a partner and co-founder of Capital Z Partners. Prior to forming Capital Z Partners in 1998, Mr. Cheng was, from 1997, the Chief Investment Officer and member of the Corporate Executive Board of the Zurich Financial Services Group, a global insurance and financial services company. From 1996 until 1997, Mr. Cheng was President and Chief Executive Officer of Zurich Investment Management Ltd., an asset manager for institutional customers. From 1988 until 1996, Mr. Cheng was the President and Chief Executive Officer of Zurich Bermuda, and in 1992 was also named Chief Financial Officer of the Centre Re Group. Throughout his 23-year tenure with the Zurich Financial Services Group, Mr. Cheng served in a number of different roles, including managing, accounting, actuarial, taxation and investment functions.

John L. Marion, 51, has served as a Director of the Company and Max Re since November 2002. He is the President and Managing Director of Western General Insurance Ltd. (“Western General”), a position he has held since 1986. From 1981 to 1986, Mr. Marion served as Assistant Vice President of International Risk Management Ltd. Mr. Marion is a chartered accountant admitted to the Canadian and Alberta Institute and to the Bermuda Institute. In addition, Mr. Marion is a chartered financial analyst admitted to the Association for Investment Management and Research.

James L. Zech, 46, has served as a Director of the Company and Max Re since December 1999. He has been a principal and the President and Investment Manager of High Ridge Capital, L.L.C. (“High Ridge”) since its formation in 1995. From 1992 to 1995, Mr. Zech was an investment banker at S.G. Warburg & Co., Inc., where he was responsible for forming the U.S. Insurance Group as part of Warburg’s worldwide financial institutions practice. From 1988 to 1992, Mr. Zech was a member of the Insurance Investment Banking Group of Donaldson, Lufkin & Jenrette Securities Corporation.

Executive Officers of the Company Who are Not Directors

Set forth below is biographical information concerning each executive officer of the Company who is not a director.

W. Dave Brining, 47, has served as Executive Vice President — Marketing and Client Services since March 2003 and of Property and Casualty Operations since September 1999. Mr. Brining has served as a director of Max Re Managers since January 2001. Mr. Brining worked at Scandinavian Reinsurance Company Limited, a Bermuda-based specialist alternative risk transfer underwriter (“Scandinavian Re”), from its formation in 1988 through 1999, serving as a director and Executive Vice President from 1997 to 1999 and Senior Vice President and Chief Financial Officer from 1988 to 1997. Prior to joining Scandinavian Re, Mr. Brining was Controller of GTE Reinsurance Co., a Bermuda-based reinsurer, from 1984 to 1988.

Keith S. Hynes, 51, has served as Executive Vice President and Chief Financial Officer since September 1999. Mr. Hynes has served as President of Grand Central Re since May 2001, and as a director of Max Europe Holdings and Max Insurance Europe since June 2003, a director of Max Re Diversified since October 2001, a director of Max Re Managers since January 2001 and a director of Max Re Europe since April 2000. From 1994 to 1999, Mr. Hynes held various senior management positions at RenaissanceRe Holdings, Ltd. (NYSE: RNR), a Bermuda reinsurer and insurer that he co-founded, and its subsidiaries. For RenaissanceRe Holdings, Ltd., Mr. Hynes acted as Executive Vice President — Primary Operations from 1997 to 1999 and Senior Vice President and Chief Financial Officer from 1994 to 1997. For RenaissanceRe Holdings, Ltd.’s subsidiary, Renaissance U.S. Holdings, Inc., he served as President and Chief Executive Officer from 1998 to 1999. Prior to joining RenaissanceRe Holdings, Ltd., Mr. Hynes held various positions at Hartford Steam Boiler Inspection and Insurance Co., a Connecticut insurance company, from 1983 to 1994, including the position of Senior Vice President and Chief Financial Officer from 1992 to 1994. From 1978 to 1983, he held various positions, including

Assistant Vice President, at Aetna Life and Casualty Company. Mr. Hynes has served as a director of DaVinciRe Holdings Ltd. since 2001.

Philip R. Kruse, 55, has served as Executive Vice President — Life and Annuity Operations since November 1999. Mr. Kruse has served as a director of Max Re Managers since January 2001. From April 1994 to November 1999, Mr. Kruse served as Senior Vice President, responsible for general management of business in partnership with the president and chief actuary, at ING Reinsurance (formerly Security Life Reinsurance), a U.S. based reinsurance company. From 1991 to 1994, Mr. Kruse was Vice President of Marketing of Transport Life, part of the Travelers Group. For a year prior to joining Transport Life, Mr. Kruse served as Senior Vice President at MacKeen and Bailey and, from 1980 to 1990, Mr. Kruse held various positions at Transamerica Occidental Life, including Regional Vice President, Second Vice President and Sales Director and Underwriting Manager.

Peter A. Minton, 45, has served as Executive Vice President and Chief Risk Officer since February 2001. Mr. Minton joined the Company in April 2000 as Senior Vice President and Chief Risk Officer. Mr. Minton has served as a director of Max Re Diversified since October 2001. From 1999 to 2000, Mr. Minton served as Managing Director and Head of Fixed Income Research for Scudder Kemper Investments. From 1996 to 1999, Mr. Minton served as a Senior Vice President of Investments at General Reinsurance Company. From 1991 to 1996, Mr. Minton held the position of Principal and Head of Fixed Income Strategy at Morgan, Stanley & Co. Incorporated. From 1984 to 1991, Mr. Minton served as Vice President and Portfolio Manager at CMB Investment Counselors. Prior to joining CMB Investment Counselors, Mr. Minton served as a tax planner in the Tax Department of Ernst & Whinney between 1981 and 1984.

Composition, Meetings and Committees of the Board of Directors

Composition of the Board of Directors; Board and Committee Meetings

The Board of Directors currently has 10 members, the majority of whom the Board has affirmatively determined, by resolution of the Board of Directors as a whole, are not officers or employees of the Company or its subsidiaries or individuals having a relationship that, in the Board’s opinion, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and are therefore considered “independent” in accordance with Nasdaq National Market listing standards. The directors that the Board has determined to be independent in accordance with the foregoing standards are Messrs. Cheng, Heyman, King, Marion, Skala, Torsiello and Zech.

During 2003, the Board met four times, the Executive Committee did not meet, the Audit and Risk Management Committee met five times, the Compensation Committee met one time, the Finance and Investment Committee met four times and the Nominating and Corporate Governance Committee met three times. Each of the Company’s directors or their alternates attended at least 75% of the total number of meetings of the Board and any committee on which they served. It is the Company’s policy that directors attend the annual general meeting of shareholders. All directors were in attendance at the 2003 Annual General Meeting of Shareholders, with the exception of Mr. Skala.

Prior to the Special General Meeting of Shareholders held on July 30, 2003 (the “Special General Meeting”), the Company’s Bye-laws permitted a director of the Company to appoint an alternate director to attend meetings of the Board of Directors. Any such alternate director was vested with all of the rights and powers of a director of the Company at any meeting attended by such alternate director. In accordance with the Bye-laws, Mr. John Marion appointed Mr. Peter Rackley, a former director, to attend one of the four meetings of the Board of Directors held in 2003 and the meeting of the Audit and Risk Management Committee held in July 2003. At the Special General Meeting, the Company’s shareholders adopted a proposal by the Company to eliminate the ability of a director of the Company to appoint an alternate director.

Executive Committee

The Executive Committee of the Board presently consists of Messrs. Bacon, Cooney, Heyman and Marion. The Executive Committee serves an oversight role, meeting with management in the periods between regularly scheduled Board meetings. The committee does not have authority to exercise the power of the full Board of Directors.

Audit and Risk Management Committee

The Audit and Risk Management Committee of the Board is composed entirely of non-management directors, each of whom the Board has determined is independent in accordance with Nasdaq National Market listing standards and applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit and Risk Management Committee consisted of Messrs. Heyman, Marion, Skala and Zech in 2003. Presently, the Audit and Risk Management Committee consists of Messrs. Heyman, Marion, Torsiello and Zech. The primary purpose of the Audit and Risk Management Committee is to assist the Board in fulfilling its responsibilities to oversee the participation of management in the financial reporting process of the Company and the role and responsibilities of the Company’s independent auditors. The Audit and Risk Management Committee is responsible for, among other things, monitoring the integrity of the financial statements of the Company; the independent auditor’s qualifications, performance and independence, and in connection therewith, has the sole authority to appoint or replace the Company’s independent auditors; and the compliance by the Company with legal and regulatory requirements. Mr. Marion has been designated as an “audit committee financial expert” as defined in Section 407 of the Sarbanes-Oxley Act of 2002.

Compensation Committee

The Compensation Committee of the Board consisted of Messrs. Bacon, Cheng, King and Torsiello in 2003. Presently, the Compensation Committee of the Board consists of Messrs. Cheng, King, Skala and Torsiello, each of whom the Board has determined is independent in accordance with Nasdaq National Market listing standards. The Compensation Committee reviews the performance and compensation of senior management, establishes overall employee compensation policies and recommends major compensation programs to the Board of Directors. The Compensation Committee has the authority to grant options and restricted stock under the Company’s 2000 Stock Incentive Plan (“Incentive Plan”). The Charter of the Compensation Committee, which was approved by the Board in January 2004, is set forth on Annex A attached hereto.

Finance and Investment Committee

The Finance and Investment Committee of the Board presently consists of Messrs. Bacon, Barber, Cheng and Cooney and has the authority to approve the Company’s investment guidelines, which provide standards in connection with portfolio safety and liquidity, and to make recommendations to the Board of Directors on investment asset allocations and the selection of investment managers and custodians for the Company’s portfolio assets.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is composed entirely of non-management directors, each of whom the Board has determined is independent in accordance with Nasdaq National Market listing standards. The Nominating and Corporate Governance Committee consisted of Messrs. Zech, King and Marion in 2003. Presently, the Nominating and Corporate Governance Committee consists of Messrs. Zech, King, Marion and Skala. The Nominating and Corporate Governance Committee proposes to the Board of Directors for proposal to shareholders a slate of director nominees in connection with the election of directors. The Charter of the Nominating and Corporate Governance Committee, which was approved by the Board in May, 2003, is set forth on Annex B attached hereto. In addition, the committee has established a Code of Business Conduct and Ethics for the Company, as filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002.

The Nominating Committee and Corporate Governance Committee will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for Director at a shareholders’ meeting must submit a proposal as described under “Additional Information—Shareholder Proposals for Annual Meeting of Shareholders in 2005” and furnish certain information about the proposed nominee. Candidates must have a minimum of 10 years of executive level experience, but otherwise there are no minimum requirements for committee recommended nominees. The committee’s goal is to recommend individuals that have high ethical standards combined with the experience and expertise that when added to the experience and expertise of the other members of the Board of Directors will result in the Board of Directors as a whole having experience and expertise in the various areas within which the Board of Directors is called to operate. The shareholder submission should be addressed to the Secretary of the Company at the address that appears on the first page of this Proxy Statement.

General

Additional committee members may be added from time to time. The composition of any or all committees may change, subject to the results of elections of directors at shareholders’ meetings or for other reasons. Additionally, the Company may from time to time form other committees as circumstances warrant. Such committees will have the authorities and responsibilities as delegated by the Board. The Company’s Code of Business Conduct and Ethics and the charters for the Audit and Risk Management Committee, Compensation Committee and Nominating and Corporate Governance Committee are posted on the Company’s website at www.maxre.bm.

Shareholder Communications

The Company has adopted a formal process by which shareholders may communicate directly to directors, in which any communication sent to a director or directors in care of the Secretary of the Company is forwarded to the specified director or directors. There is no screening process, other than to confirm that the sender is a shareholder, and all shareholder communications that are received by the Secretary of the Company for the attention of a director or directors are forwarded to the director or directors, with a copy to the chairman of the Audit and Risk Management Committee.

Compensation of Directors

Directors who are employees of the Company or affiliated with Moore Holdings, LLC, Capital Z Partners, L.P., Western General or Citigroup Inc. are not paid any fees or other compensation for services as members of the Board of Directors or any committee thereof. Each other director, Messrs. Heyman, King, Skala, Torsiello and Zech, receives cash in the amount of $25,000 per annum, $1,500 per Board of Directors or committee meeting attended and, for committee chairmen, an additional $1,000 per committee meeting chaired. Upon election to the Board, each such other director is granted an option to purchase 10,000 Common Shares at the then fair market value pursuant to the Incentive Plan. In addition, subject to certain conditions, each such other director is granted an option to purchase 2,000 Common Shares at each annual shareholders’ meeting with an exercise price equal to the fair market value of the Common Shares at the time of the grant. All directors are reimbursed for travel and other expenses incurred in attending meetings of the Board of Directors or committees thereof.

Performance Graph

Set forth below is a line graph comparing the yearly dollar change in the cumulative total shareholder return on the Company’s Common Shares from August 13, 2001 (the date on which the Company’s shares were first listed on the Nasdaq National Market (US)) through December 31, 2003 against the Total Return Index for the S&P 500 Index and the S&P Insurance Index for the same period. The performance graph assumes $100 invested on August 13, 2001 in the stock of Max Re Capital Ltd., the S&P 500 Index and the S&P Insurance Index. It also assumes that all dividends are reinvested.

The performance reflected in the graph above is not necessarily indicative of future performance.

Security Ownership of Certain Beneficial Owners, Officers and Directors

The following table sets forth information as of March 11, 2004 with respect to the beneficial ownership, as defined in Rule 13(d) under the Exchange Act of Common Shares and the applicable voting rights attached to such share ownership in accordance with the Company’s Bye-laws by (i) each person known by the Company to beneficially own, as defined in Rule 13d-3 under the Exchange Act, 5% or more of the outstanding Common Shares; (ii) each director of the Company; (iii) the Company’s Chief Executive Officer and each of the four remaining most highly compensated executive officers during 2003 (collectively, the “Named Executive Officers”); and (iv) all Named Executive Officers, directors and nominee directors of the Company as a group. As of March 11, 2004, there were 45,725,211 Common Shares issued and outstanding.

	Beneficial Ownership as of March 11, 2004
Name and Address of Beneficial Owner (1)	Number of Common Shares		Percent of Class (2)
Capital Z Investments, L.P. 54 Thompson Street New York, NY 10012 USA	5,539,058	(3)	11.6%

College Retirement Equities Fund (“CREF”) TIAA-CREF Institutional Mutual Funds TIAA-CREF Life Funds 730 Third Avenue New York, NY 10017 USA	2,313,855	(4)	5.1%

Louis Moore Bacon Moore Holdings, LLC 1251 Avenue of the Americas, 53rd Floor New York, NY 10020 USA	11,078,119	(5)	22.1%

Entities affiliated with Moore Capital Management, LLC (other than Moore Holdings, LLC) 1251 Avenue of the Americas, 53rd Floor New York, NY 10020 USA	2,333,334	(6)	5.1%

Western General Insurance Ltd. Swan Building, 2nd Floor 26 Victoria Street Hamilton, Bermuda	4,672,624	(7)	10.1%

Robert J. Cooney	1,676,570	(8)	3.6%
W. Dave Brining	495,389	(9)	1.1%
Keith S. Hynes	510,488	(10)	1.1%
Philip R. Kruse	355,788	(11)	*
Peter A. Minton	236,821	(12)	*
Zack H. Bacon III	200,000	(13)	*
John R. Barber	0	(14)	*
W. Marston Becker	0	(15)	*

	Beneficial Ownership as of March 11, 2004
Name and Address of Beneficial Owner (1)	Number of Common Shares		Percent of Class (2)
Laurence W. Cheng	0	(3)	*
William H. Heyman	16,534	(16)	*
Willis T. King, Jr.	54,000	(17)	*
John L. Marion	1,000	(18)	*
Steven M. Skala	40,666	(19)	*
Mario P. Torsiello	54,000	(20)	*
James L. Zech	39,000	(21)	*
All directors, nominees and named executive officers as a group (15 persons)	3,660,256	(22)	7.7%

*	Less than 1%

(1)	Unless otherwise stated, the address for each beneficial owner is c/o Max Re Capital Ltd., Max Re House, 2 Front Street, Hamilton HM 11, Bermuda.

(2)	The Company’s Bye-laws reduce the total voting power of any U.S. shareholder owning, directly or indirectly, beneficially or otherwise, as described in the Company’s Bye-laws, 9.5% or more of the Common Shares to less than 9.5% of the total voting power of the Company’s capital stock unless otherwise waived at the discretion of the Board of Directors. As a result of the application of the Company’s Bye-laws, the combined voting power of each of Capital Z Investments, L.P. (“Cap Z”) and Moore Holdings, LLC, together with its affiliates, Moore Global Investments, Ltd. and Remington Investment Strategies, L.P. (collectively, the “Moore Group”), respectively, is now limited to less than 9.5%, which results in the increase of the voting power of other shareholders. Pursuant to the Company’s Bye-laws, the voting power of other shareholders, in aggregate, is increased by the same number of votes held by the Moore Group and Cap Z that are subject to the voting limitation. Such increase applies to each of the other shareholders in proportion to its voting power as determined on March 11, 2004, provided that such increase will be limited to the extent necessary to avoid causing any shareholder to have 9.5% or more voting power. The Company’s Bye-laws also limit to less than 9.5% the percentage of the Company’s Common Shares that may be owned by any person, unless otherwise waived by the Board of Directors. The Board has waived this ownership limitation with respect to Cap Z, the Moore Group and Western General.

(3)	Includes warrants to acquire 2,205,725 Common Shares. Capital Z Investment Management, L.P., a Bermuda limited partnership, is the general partner of Cap Z and exercises voting and investment power with respect to Cap Z’s portfolio assets. As the general partner of Capital Z Investment Management, L.P., Capital Z Investment Management, Ltd., a Bermuda limited liability company, exercises voting and investment power with respect to Cap Z’s portfolio assets at the direction of the investment committee of Capital Z Investment Management, Ltd. Mr. Cheng is a member of the investment committee of Capital Z Investment Management, L.P. Mr. Cheng, a director of the Company and an officer and director of the ultimate general partner of Cap Z and the management company of Cap Z, disclaims any beneficial interest in the Common Shares beneficially owned by Cap Z.

(4)	CREF’s beneficial ownership of Common Shares is based solely on a Form 13G filed by CREF on February 10, 2004.

(5)	Includes warrants to acquire 4,411,452 Common Shares beneficially owned by Moore Holdings, LLC (“MH”). Does not include 1,666,667 Common Shares beneficially owned by Moore Global Investments, Ltd. (“MGI”) or 666,667 Common Shares beneficially owned by Remington Investment Strategies, L.P. (“Remington”). Does not include 235,333 Common Shares owned by family members of Mr. Louis Bacon, including 200,000 Common Shares owned by Mr. Zack Bacon, his brother. 1,440,334 of the Common

Shares beneficially owned by MH have been pledged to Citicorp USA, Inc. Mr. Louis Bacon, as the controlling member of MH, may be deemed to beneficially own the Common Shares and warrants to acquire Common Shares beneficially owned by MH.

(6)	Consists of 1,666,667 Common Shares held of record or beneficially by MGI and 666,667 Common Shares held of record or beneficially by Remington. MCM exercises voting and investment power with respect to portfolio assets held for the account of MGI. Moore Capital Advisors, L.L.C. is the sole general partner of Remington. Mr. Louis Bacon is the majority shareholder of MCM and is the majority equity holder of Moore Capital Advisors, L.L.C. As a result, Mr. Bacon may be deemed to be the beneficial owner of the aggregate shares held of record or beneficially by MGI and Remington. Does not include 6,666,667 Common Shares or warrants to acquire 4,411,452 Common Shares beneficially owned by MH as described in footnote 5.

(7)	Includes 4,000,000 Common Shares owned by Western General and warrants that are currently excisable to acquire 672,624 Common Shares. Mr. Marion, a Director of the Company and President and Managing Director of Western General, disclaims any beneficial interest in the Common Shares and warrants held by Western General. Does not include 1,000 Common Shares owned by Mr. Marion, as to which Western General disclaims any beneficial interest.

(8)	Includes (i) warrants that are currently exercisable to acquire 781,291 Common Shares; (ii) 195,279 Common Shares owned by Yenooc Ltd. as to which Mr. Cooney, as sole director, claims beneficial ownership; (iii) 168,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable; and (iv) 24,000 shares of restricted stock issued under the Incentive Plan, which have vested. Does not include (A) warrants to acquire 100,990 Common Shares that are not currently exercisable; (B) 82,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are not currently exercisable; or (C) 135,000 shares of restricted stock issued under the Incentive Plan that remain subject to vesting restrictions.

(9)	Includes (i) warrants that are currently exercisable to acquire 188,488 Common Shares; (ii) 88,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable; (iii) 14,400 shares of restricted stock issued under the Incentive Plan, which have vested; (iv) 1,334 Common Shares owned by Mr. Brining’s son, a minor; and (v) 667 Common Shares owned by his daughter, a minor. Mr. Brining disclaims beneficial ownership of the Common Shares owned by his son and daughter. Does not include (A) warrants to acquire 18,164 Common Shares that are not currently exercisable; (B) 42,000 Common Shares issuable upon the exercise of options under the Incentive Plan that are not currently exercisable; or (C) 36,600 shares of restricted stock issued under the Incentive Plan that remain subject to vesting restrictions.

(10)	Includes (i) warrants that are currently exercisable to acquire 168,488 Common Shares; (ii) 80,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable; and (iii) 12,000 shares of restricted stock issued under the Incentive Plan, which have vested. Does not include (A) warrants to acquire 18,164 Common Shares that are not currently exercisable; (B) 40,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are not currently exercisable; or (C) 54,000 shares of restricted stock issued under the Incentive Plan that remain subject to vesting restrictions.

(11)	Includes (i) warrants that are currently exercisable to acquire 128,488 Common Shares; (ii) 124,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable; and (iii) 12,800 shares of restricted stock issued under the Incentive Plan, which have vested. Does not include (A) warrants to acquire 18,164 Common Shares that are not currently exercisable; (B) 51,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are not currently exercisable; or (C) 28,700 shares of restricted stock issued under the Incentive Plan that remain subject to vesting restrictions.

(12)	Includes (i) warrants that are currently exercisable to acquire 98,488 Common Shares; (ii) 72,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable; and (iii) 28,000 shares of restricted stock issued under the Incentive Plan, which have vested. Does not include (A) warrants to acquire 18,164 Common Shares that are not currently exercisable; (B) 38,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are not currently exercisable; or (C) 81,000 shares of restricted stock issued under the Incentive Plan that remain subject to vesting restrictions.

(13)	All Common Shares beneficially owned by Mr. Zack Bacon have been pledged to HSBC Bank USA pursuant to that certain Pledge and Hypothecation Agreement dated March 12, 2002. Mr. Bacon disclaims any beneficial interest in the Common Shares or warrants beneficially owned by Mr. Louis Bacon, MH and entities affiliated with MCM.

(14)	Does not include 1,666,666 Common Shares beneficially owned by subsidiaries of Citigroup Inc., as to which Mr. Barber, as an affiliate thereof, disclaims any beneficial interest. The beneficial ownership of shares by subsidiaries of Citigroup Inc. is based solely on a Form 4 filed by Citigroup Inc. for August 2002.

(15)	No shares owned.

(16)	Includes 7,334 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include 4,666 Common Shares issuable upon the exercise of options under the Incentive Plan that are not currently exercisable.

(17)	Includes 14,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include 2,000 Common Shares issuable upon the exercise of options under the Incentive Plan that are not currently exercisable.

(18)	Does not include 4,000,000 Common Shares or warrants that are currently excisable to acquire 672,624 Common Shares beneficially owned by Western General, as to which Mr. Marion, as President and Managing Director of Western General, disclaims any beneficial ownership.

(19)	Includes 26,666 Common Shares beneficially owned by Stockmoor Pty. Ltd., as to which Mr. Skala, as the sole director thereof and as a beneficiary of a trust of which the ultimate holding company of Stockmoor Pty. Ltd. is a trustee, has a beneficial interest. Includes 14,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include 2,000 Common Shares issuable upon the exercise of options under the Incentive Plan that are not currently exercisable.

(20)	Includes 14,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include 2,000 Common Shares issuable upon the exercise of options under the Incentive Plan that are not currently exercisable.

(21)	Includes 14,000 Common Shares issuable upon the exercise of options issued under the Incentive Plan that are currently exercisable. Does not include 2,000 Common Shares issuable upon the exercise of options under the Incentive Plan that are not currently exercisable. Does not include 1,010,000 Common Shares owned by High Ridge Capital Partners II, L.P., as to which Mr. Zech, as a partner thereof, disclaims any beneficial interest.

(22)	Includes (i) warrants that are currently exercisable to acquire 1,365,243 Common Shares; (ii) options to acquire 595,334 Common Shares that are currently exercisable; and (iii) 91,200 shares of restricted stock, which have vested. Does not include (A) warrants to acquire 173,646 Common Shares that are not currently exercisable; or (B) options to acquire 265,666 Common Shares that are not currently exercisable, or (C) 335,300 restricted shares issued under the Incentive Plan that remain subject to vesting restrictions.

Certain Relationships and Related Transactions

Described below are transactions the Company has entered into with parties that are related to the Company. The Company believes that each of the transactions described below was on terms no less favorable to the Company than the Company could have obtained from unrelated parties.

Transactions and Relationships with Strategic Investors

Entities affiliated with MCM, the fund of funds advisor of Max Re Diversified during 2003, are principal shareholders of the Company. In addition, Mr. Bacon, a director of the Company, is a principal of MCM. Mr. Bacon is also a director, a Managing Director and a member of the Investment Advisory Committee of MCM. Mr. Bacon is a member of the Finance and Investment Committee of the Board of Directors, which is responsible for, among other things, making recommendations to the Board regarding the selection of investment managers and custodians for the Company’s portfolio assets. Mr. Bacon may have interests that are different from, or in addition to, the interests of the Company.

Max Re Diversified has approximately $52.2 million invested in funds managed directly by MCM or its affliates and approximately $703.1 million invested in other funds as of December 31, 2003. For the year ended December 31, 2003, MCM received aggregate management and incentive fees of $13.6 million in respect of Max Re Diversified’s assets invested in underlying funds managed by MCM. MCM did not receive fees as the fund of funds advisor for Max Re Diversified from the Company’s inception through 2002, but effective January 1, 2003, Max Re Diversified paid MCM a fee of 70 basis points plus 7.5% of the return in excess of a 10% threshold on the net asset value of funds in which Max Re Diversified is invested and that are not managed directly by MCM or its affiliates.

Mr. Laurence W. Cheng, a director of the Company, is an officer and director of the ultimate general partner of Cap Z, one of the Company’s principal shareholders.

Mr. John L. Marion, a director of the Company, currently serves as President and Managing Director of Western General, one of the Company’s principal shareholders.

Mr. James L. Zech, a director of the Company, currently serves as a principal of High Ridge an affiliate of High Ridge Capital Partners II, L.P., one of the Company’s principal shareholders.

Salomon Smith Barney Inc. performed services for the Company in connection with the Company’s share repurchase program, for which it received $55,368 in broker commissions during 2003. In addition, Citibank, N.A., an affiliate of Salomon Smith Barney Inc., participates in the Company’s syndicated $270 million letter of credit facility. Citibank, N.A. has committed $90 million to the facility. Mr. John R. Barber, a director of the Company, serves as Managing Partner of Citigroup Private Equity, a division of Citigroup Investments Inc., an affiliate of Salomon Smith Barney Inc. and Citibank, N.A.

Transactions with Bayerische Hypo- und Vereinsbank AG and Grand Central Re

In May 2001, in connection with the formation and capitalization of Grand Central Re, Bayerische Hypo-und Vereinsbank AG (“HVB”) made a $15 million investment in the Company’s Common Shares and in January 2002, entered into a $100 million letter of credit facility with the Company. Effective January 2004, the capacity under this letter of credit facility was reduced to $50 million.

Mr. Cooney, a director of the Company, is a member of the board of directors of Grand Central Re. For services under the Company’s insurance management agreement with Grand Central Re, the Company receives a per annum fee equal to a minimum of $1 million and a maximum of $10 million, which consists of fixed and variable components.

Max Re entered into a quota share retrocession agreement with Grand Central Re, effective as of January 1, 2002, amending the quota share arrangement with Grand Central Re that was effective as of January 1, 2001. The 2002 quota share reinsurance contract with Grand Central Re requires each of the Company and Grand Central Re to retrocede a portion of their respective gross premiums written from certain transactions to the other party in order to participate on a co-insurance basis. Max Re also entered into an aggregate stop loss contract with Grand Central Re, effective January 1, 2003, whereby Grand Central Re provides aggregate reinsurance protection to Max Re on one of its underlying reinsurance contracts. Effective January 1, 2004, the quota share arrangement with Grand Central was amended to temporarily suspend the new business while Grand Central Re considers its long term strategic direction.

Loans to Management

During 1999 and 2000, Messrs. Cooney, Brining, Hynes, Kruse and Minton purchased an aggregate of 933,333 Common Shares from the Company. The Company made loans during 1999 and 2000 to Messrs. Cooney, Brining, Hynes, Kruse and Minton in the amounts of $4.5 million, $2.0 million, $1.4 million, $750,000 and $450,000, respectively, to partially finance such purchases. Such loans bear interest at the Applicable Federal Rate, which is published by the U.S. Internal Revenue Service. As of December 31, 2003, the full principal amount of each such loan remained outstanding. The principal amount of each of these outstanding loans and accrued interest must be repaid in March 2005. Interest on the loans is paid annually in arrears, and has been paid through December 31, 2003.

Shareholders’ Agreement and Registration Rights

Each of the Company’s private placement shareholders is a party to a shareholders’ agreement dated as of December 22, 1999. Under the shareholders’ agreement, among other things, each of MH, Cap Z and Western General is entitled to require the Company to register its Common Shares under the Securities Act of 1933. These investors will be permitted to demand up to three registrations on Form S-1, or similar long-form registrations, and an unlimited number of demand registrations once the Company is eligible to use Forms S-2 or S-3, or similar short-form registrations, provided that the Company will not be required to effect more than two demand registrations in any 12-month period. In addition, each long-form registration must have an aggregate offering price of at least $50 million, which amount includes the aggregate offering price of Common Shares included in such registration by any other shareholders. Each private placement shareholder also has unlimited piggyback rights to include their shares in registration statements covering shares to be offered by the Company or other shareholders, subject to cutbacks as further described in the shareholders’ agreement. The exercise of demand and piggyback rights are subject to such other limitations and conditions as are customary in registration rights agreements.

The Exchange Transaction

On July 30, 2003, the Company consummated a transaction pursuant to which two of its principal shareholders, Cap Z and MH, exchanged their non-voting common shares of Max Re and warrants to acquire non-voting common shares of Max Re for Common Shares and warrants to acquire Common Shares. Pursuant to the exchange, Cap Z exchanged 1,892,999 non-voting common shares of Max Re and warrants to acquire 2,205,725 non-voting common shares of Max Re for 1,892,999 Common Shares and warrants to acquire 2,205,725 Common Shares, and MH exchanged 5,226,333 non-voting common shares of Max Re and warrants to acquire 4,411,452 non-voting common shares of Max Re for 5,226,333 Common Shares and warrants to acquire 4,441,452 Common Shares.

The exchange was subject to certain conditions, including the approval by the Company’s shareholders of an amendment to the Bye-laws of the Company to require the Company to submit a proposal to the shareholders of the Company with respect to any matter required to be submitted to a vote of the shareholders of Max Re and vote all the shares of Max Re owned by the Company in accordance with and proportional to such vote of the Company’s shareholders. At the time, the Company’s shareholders were also asked to consider amendments to the Bye-laws of the Company to reduce, from less than 9.9% to less than 9.5%, the percentage of the Common Shares that may be owned by any person (the “Ownership Limitation”) or voted by any U.S. shareholder (the “Voting Limitation”), unless otherwise waived by the Board of Directors. Each of these Bye-law amendments were approved by the Company’s shareholders in July 2003.

The Board of Directors has waived the Ownership Limitation (but not the Voting Limitation) with respect to MH and Cap Z following the consummation of the exchange transaction. As a result of the exchange, each of the Moore

Group and Cap Z beneficially owns in excess of 9.5% of the Company’s Common Shares. Pursuant to the Voting Limitation, the combined voting power of each of the Moore Group and Cap Z is limited to less than 9.5%.

Other

Since May 2002, Mr. William H. Heyman, a director of the Company, has served as Executive Vice President and Chief Investment Officer of The St. Paul Companies. A portion of the Company’s directors and officers liability insurance has been underwritten by The St. Paul Companies since the inception of the Company. The Company paid premiums of $180,000 for such insurance in 2003. In addition, Max Re received approximately $16 million in premium in 2003 from Discover Reinsurance Company, a subsidiary of The St. Paul Companies, pursuant to a reinsurance transaction executed in the ordinary course of business.

Executive Compensation

The following Summary Compensation Table sets forth information concerning the compensation paid to each of the Named Executive Officers during the years ended December 31, 2003, December 31, 2002 and December 31, 2001.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation (2)	Restricted Stock Awards (3)	Securities Underlying Options (4)	All Other Compensation (5)
Robert J. Cooney Chairman, President and Chief Executive Officer	2003 2002 2001	$600,000 $600,000 $580,000	$1,200,000 $ 375,000 $ 916,000	$167,245 $152,104 $164,151	$498,150 — $384,000	— 160,000 346,081	$60,000 $60,000 $58,000

W. Dave Brining Executive Vice President	2003 2002 2001	$430,000 $430,000 $420,000	$ 325,000 $ 175,000 $ 497,600	$139,375 $137,024 $128,988	$132,840 — $230,400	— 50,000 126,412	$43,000 $43,000 $42,000

Keith S. Hynes Executive Vice President and Chief Financial Officer	2003 2002 2001	$400,000 $385,000 $375,000	$ 500,000 $ 265,000 $ 478,000	$147,353 $124,995 $133,725	$232,470 — $192,000	— 50,000 116,412	$40,000 $38,500 $37,500

Philip R. Kruse Executive Vice President	2003 2002 2001	$360,000 $360,000 $350,000	$ 365,000 $ 150,000 $ 426,200	$146,546 $134,422 $118,534	$ 83,205 — $204,800	— 50,000 121,412	$36,000 $36,000 $35,000

Peter A. Minton Executive Vice President and Chief Risk Officer	2003 2002 2001	$400,000 $350,000 $315,000	$ 750,000 $ 392,640 $ 448,000	$133,835 $115,585 $116,780	$265,680 $250,560 $192,000	— 50,000 106,412	$40,000 $35,000 $31,500

(1)	Bonus amounts for 2003 were paid in February 2004. Bonus amounts for 2002 were paid in February 2003. The cash portion of bonus amounts for 2001 was paid in March 2002. Bonus amounts for 2001 for Messrs. Cooney, Brining, Hynes, Kruse and Minton include cash awards of $820,000, $440,000, $430,000, $375,000 and $415,000, respectively. Bonus amounts for 2001 also include the portion of restricted stock awards vested at the time of grant. Messrs. Cooney, Brining, Hynes, Kruse and Minton received 6,000, 3,600, 3,000, 3,200 and 3,000 vested shares, respectively, with an aggregate value of $96,000, $57,600, $48,000, $51,200 and $48,000, respectively, based on a price per Common Share of $16.00 at the date of grant. The restricted stock awards were granted under the Incentive Plan and vest 20% on the date of grant and 20% on each of the four anniversaries of the date of grant, subject to certain conditions and restrictions relating to, among other things, forfeiture in the event of termination of employment and transferability.

(2)	The 2003 amounts consist of housing allowances for Messrs. Cooney, Brining, Hynes, Kruse and Minton of $120,000, $96,000, $108,000, $120,000 and $120,000, respectively, and reimbursements for home leave, a car allowance, club dues, financial planning and tax preparation costs. The 2002 and 2001 amounts each consist of housing allowances for Messrs. Cooney, Brining, Hynes, Kruse and Minton of $120,000, $96,000, $84,000, $96,000 and $96,000, respectively, and reimbursements for home leave, a car allowance, club dues, financial planning and tax preparation costs.

(3)	As of December 31, 2003, Messrs. Cooney, Brining, Hynes, Kruse and Minton held 75,000, 30,000, 36,000, 23,500 and 64,000 shares of restricted stock, respectively, with an aggregate value of $1,687,500, $675,000, $810,000, $528,750 and $1,440,000, respectively, based on a price per Common Share of $22.50 on December 31, 2003. Of these shares, 6,000, 3,600, 3,000, 3,200 and 10,000 shares were vested and 69,000, 26,400, 33,000, 20,300 and 34,000 shares remained restricted for Messrs. Cooney, Brining, Hynes, Kruse and Minton, respectively, as of December 31, 2003. The restricted stock awards for 2003 represent grants of 45,000, 12,000, 21,000, 7,500 and 24,000 to Messrs. Cooney, Brining, Hynes, Kruse and Minton, respectively, and were granted on January 31, 2003. The awards have a value, at grant, of $11.07 per share. The restricted stock awards were granted under the Incentive Plan and vest in their entirety on January 1, 2006, subject to certain conditions and restrictions relating to, among other things, forfeiture in the event of termination of employment and transferability. The restricted stock award for 2002 of 20,000 shares to Mr. Minton was granted on January 1, 2002. This award had a value, at grant, of $15.66 per share. The restricted stock awards for 2001 represent aggregate grants of 30,000, 18,000, 15,000, 16,000 and 15,000 shares to Messrs. Cooney, Brining, Hynes, Kruse and Minton, respectively, and were granted on January 1, 2001. These awards had a value, at grant, of $16.00 per share. The restricted stock awards were granted under the Incentive Plan and vest 20% on the date of grant and 20% on each of the four anniversaries of the date of grant, subject to certain conditions and restrictions relating to, among other things, forfeiture in the event of termination of employment and transferability. Under the Incentive Plan, Messrs. Cooney, Brining, Hynes, Kruse and Minton are eligible to receive dividends on their shares of restricted stock if the Company declares dividends on its Common Shares.

(4)	On January 1, 2002, Messrs. Cooney, Brining, Hynes, Kruse and Minton were granted options under the Incentive Plan to purchase 160,000, 50,000, 50,000, 50,000 and 50,000 Common Shares, respectively. In 2001, Messrs. Cooney, Brining, Hynes, Kruse and Minton were granted warrants to purchase 256,081, 46,412, 46,412, 46,412, and 46,412 Common Shares, respectively, and options under the Incentive Plan to purchase 90,000, 80,000, 70,000, 75,000 and 60,000 Common Shares, respectively. The warrants and options vest 20% on the date of grant and 20% on each of the four anniversaries of the date of grant and are subject to certain restrictions relating to, among other things, forfeiture in the event of termination of employment and transferability.

(5)	Represents a match of deferred compensation by Max Re, pursuant to the terms of the Max Re Deferred Compensation Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

The following table provides information as of December 31, 2003 about the Company’s Common Shares that may be issued upon the exercise of options, warrants and rights granted to employees, consultants or members of the Board of Directors under all of the Company’s existing equity compensation plans, including the Incentive Plan, each as amended.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	4,940,665	(1)	$15.28	2,124,921	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	4,940,665	(1)	$15.28	2,124,921	(2)

(1)	Includes 2,188,479 Common Shares issuable upon the exercise of options that were outstanding under the Incentive Plan as of December 31, 2003. The Incentive Plan was approved by the shareholders of the Company at the Annual General Meeting of Shareholders in 2000 and an amendment to the Incentive Plan was approved by shareholders at the Annual General Meeting of Shareholders in 2002. Also includes 2,752,186 Common Shares issuable upon the exercise of warrants granted in 1999, 2000 and 2001 to the Named Executive Officers and certain other employees of the Company pursuant to their respective employment agreements with the Company. The terms in the employment agreements providing for the granting of these warrants were approved by written shareholder resolution in December 1999.

(2)	Represents the difference between the number of securities issuable under the Incentive Plan (5,000,000) and the number of securities issued under the Incentive Plan as of December 31, 2003 (2,875,079), which consist of options to acquire 2,188,479 Common Shares as well as 686,600 shares of restricted stock.

Warrant and Stock Option Grants in Last Fiscal Year

There were no options granted to the Named Executive Officers during fiscal year 2003.

Aggregated Option Exercises in Last Fiscal Year

The following table sets forth information regarding the exercise of options by each of the Named Executive Officers during 2003. The table also shows the number and value of unexercised options held by each of the Named Executive Officers as of December 31, 2003. The value of unexercised options is based on a fair market value of $22.50 per share as of December 31, 2003.

Name	Shares acquired on exercise	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End Exercisable/Unexercisable (1)	Value of Unexercised In-the-Money Options/SARs at Fiscal Year End Exercisable/Unexercisable
Robert J. Cooney	—	—	852,053/280,228	$6,122,510/$1,887,917
W. Dave Brining	—	—	256,039/80,613	$1,826,246/$530,899
Keith S. Hynes	—	—	230,039/76,613	$1,637,246/$504,899
Philip R. Kruse	—	—	233,039/88,613	$1,656,746/$592,899
Peter A. Minton	—	—	140,039/86,613	$968,246/$583,899

(1)	Represent warrants to purchase 882,281, 206,652, 186,652, 146,652 and 116,652 Common Shares of the Company, and options to purchase 250,000, 130,000, 120,000, 175,000 and 110,000 Common Shares granted under the Incentive Plan, held by Messrs. Cooney, Brining, Hynes, Kruse and Minton, respectively.

Deferred Compensation Plans

The Company maintains three defined contribution plans for its employees and the employees of its subsidiaries: the Max Re Bermuda Pension Plan for Bermudian employees and their spouses, the Max Re Deferred Compensation Plan for non-Bermudian employees and the Max Re Europe Pension Plan for employees of the Company’s operating subsidiaries in Ireland. The Max Re Bermuda Pension Plan, which became effective on January 1, 2000, is a defined contribution plan established to comply with the National Pension Scheme (Occupational Pensions) Act 1998, pursuant to which the Company made contributions of approximately $87,000 in 2003 and $39,000 in 2002. The Max Re Deferred Compensation Plan, which became effective on July 1, 1999, is also a defined contribution plan, to which the Company made contributions of approximately $734,000 in 2003 and $543,000 in 2002. The Max Re Europe Pension Plan, which became effective on May 1, 2000, is also a defined contribution plan, to which the Company made contributions of approximately $97,000 in 2003 and $26,000 in 2002.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

Robert J. Cooney. The Company entered into an employment agreement with Robert J. Cooney, under which he agreed to serve as Chief Executive Officer and President of the Company for an initial term ending on August 1, 2004 and for one year terms thereafter, subject to 90 days advance notice by either party of a decision not to renew the employment agreement. Pursuant to the terms of the employment agreement, Mr. Cooney was entitled to receive an initial annual salary of $550,000 (subject to an annual increase as determined in the sole discretion of the Board of Directors) and an annual performance-based target bonus of 100% of his base salary. This bonus may in actuality range from 0% to 250% of his base salary, depending on the achievement of established performance targets.

Pursuant to the terms of Mr. Cooney’s employment agreement, Mr. Cooney received warrants to acquire an aggregate of 882,281 Common Shares of the Company in connection with the Company’s private placement offerings in December 1999 and March 2000, its joint venture with HVB in May 2001 and its initial public offering in August 2001. In the event Mr. Cooney’s employment is terminated without Cause or by Mr. Cooney for Good Reason (each as defined in the employment agreement), all of the warrants that would have vested within 12 months of such termination will become vested and exercisable. Upon the occurrence of a Change in Control (as defined in the employment agreement), Mr. Cooney’s warrants will become vested and exercisable in full. In the event of Mr. Cooney’s termination without Cause or for Good Reason on or prior to August 1, 2004, Mr. Cooney will be entitled to a lump-sum cash payment equal to $1.5 million and accrued but unpaid salary and bonus. In the event of his termination without Cause or for Good Reason or upon the Company electing not to extend the term of the employment agreement subsequent to August 1, 2004 and on or prior to August 1, 2009, Mr. Cooney will be entitled to a lump-sum payment between $1.5 million and $550,000, calculated on a straight-line basis, and in the event of his termination on or after August 1, 2009, he will be entitled to an amount equal to $550,000. Notwithstanding the foregoing, if Mr. Cooney is terminated upon a Change in Control, Mr. Cooney, in lieu of the $1.5 million or pro-rata payment described above, will be entitled to receive a lump-sum payment equal to two times his then current base salary and last paid bonus. In addition, in the event such payments are subject to golden parachute excise taxes under Section 4999 of the U.S. Internal Revenue Code of 1986, as amended, Mr. Cooney will receive a tax gross-up premium payment for the full amount of such excise tax. Mr. Cooney is also entitled to a deferred hiring bonus payment of $750,000 on the earlier of (i) his termination of employment for any reason or (ii) March 31, 2005. Mr. Cooney’s employment agreement also contains provisions relating to confidentiality, non-solicitation and non-disparagement.

Other Members of Management. In December 1999, the Company entered into a four-year employment agreement with each of W. Dave Brining, Keith S. Hynes and Philip R. Kruse, respectively, pursuant to which Mr. Brining initially served as Executive Vice President — Property and Casualty Operations and since March 2003 serves as Executive Vice President — Marketing and Client Services, Mr. Hynes serves as Executive Vice President and Chief Financial Officer and Mr. Kruse serves as Executive Vice President — Life and Annuity Operations. In April 2000, the Company entered into a three-year employment agreement with Mr. Peter A. Minton, pursuant to which Mr. Minton initially served as Senior Vice President and Chief Risk Officer. Since February 2001, Mr. Minton has held the position of Executive Vice President and Chief Risk Officer. Each of the foregoing employment agreements automatically renews for successive one-year terms unless either party to the agreement provides written notice not to renew at least 90 days prior to the expiration of the term or renewal term. In addition, each of the employment agreements contains provisions relating to confidentiality, non-solicitation and non-disparagement.

Pursuant to the terms of their respective employment agreements, Messrs. Brining, Hynes, Kruse and Minton are paid annual salaries of not less than $400,000, $360,000, $325,000 and $275,000, respectively, with annual performance-based target bonuses of 75% of their respective base salaries. Such bonuses may in actuality range from 0% to 200% depending on the achievement of established performance targets.

In connection with their respective employment agreements, Messrs. Brining, Hynes, Kruse and Minton received warrants to purchase 160,000, 140,000, 100,000 and 70,000 Common Shares, respectively. In addition, each employment agreement provides for a grant of additional warrants in connection with private placement offerings, an initial public offering and acquisition or merger of the Company, subject to reduction in certain events. Messrs. Brining, Hynes, Kruse and Minton each received warrants to acquire an aggregate of 47,652 Common Shares in connection with the Company’s private placement offering in March 2000, its joint venture with HVB in May 2001 and its initial public offering in August 2001. The warrants vest upon the occurrence of a Change in Control (as defined in the respective employment agreements) and all warrants vest that would have vested within 12 months of termination of employment in the event of a termination by the Company without Cause or by the executive for Good Reason (each as defined in the respective employment agreements) or in the event the executive’s work permit in Bermuda cannot be renewed.

The employment agreements provide for severance payments consisting of a continued payment of salary for 24 months following a termination of employment for Good Reason or without Cause; provided, however, that in the event of a termination for such reasons following a Change in Control, each executive will receive two times his base salary and his last bonus paid.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is an officer or employee of the Company or any of its subsidiaries.

Compensation Committee Report on Executive Compensation

The Compensation Committee recommends the Company’s compensation policies and procedures to the Board of Directors, reviews performance of Company officers, approves base salary levels and administers the Company’s Incentive Plan and other incentive compensation plans. The Company’s compensation policies are intended to attract, retain and motivate the key people necessary to lead the Company to achieve its strategic objective of increased shareholder value over the long term, reflecting the Company’s belief that executive compensation should seek to align the interests of the Company’s executives with those of its shareholders.

The Company’s compensation program combines three components: base salary, annual bonuses and long-term compensation in the form of a stock ownership program. Base salaries are governed by employment agreements negotiated between the Company and senior management. Base salary levels and adjustments thereto are based on individual responsibilities and performance expectation as to future contributions, market salary rates and cost of living factors. Annual bonus compensation is also governed by employment agreements with senior management, which provide for a minimum and maximum annual bonus upon attaining designated performance goals. To further align the interests of senior management with the interests of shareholders, the compensation program provides management with a stock ownership component through the Company’s Incentive Plan.

The competitiveness of the Company’s compensation package for senior management is tested against peer companies in Bermuda and the United States with adjustments, where appropriate, to reflect the Company’s offshore location. Base salary generally is set to be competitive in light of relevant market conditions and to recognize competency, proficiency and level of responsibility. The Company, through Max Re, also provides a deferred compensation plan and other benefits. Two deferred compensation plans are maintained for the Company’s employees: the Max Re Bermuda Pension Plan for the Company’s Bermudian employees and their spouses, and the Max Re Deferred Compensation Plan, for the Company’s non-Bermudian employees.

Mr. Cooney’s base salary for 2003 was governed by the employment agreement between him and the Company. Mr. Cooney’s bonus award for 2003 was determined based upon the same measures used for all senior management of the Company, including, but not limited to, the performance of the Company relative to a peer group on measures of return on equity, underwriting results, revenue growth, and expense management. The most heavily weighted factor in the determination of Mr. Cooney’s bonus award was the return on equity of the Company.

The Compensation Committee believes that the Company’s current program of a base salary, short-term performance-based bonus and stock options and restricted stock granted under the Company’s Incentive Plan align the interests of Company’s executive officers with the interests of shareholders and will increase long-term shareholder value.

The Compensation Committee
(for fiscal year 2003)
Zack H. Bacon III
Laurence W. Cheng
Willis T. King, Jr.
Mario P. Torsiello

Report of the Audit and Risk Management Committee

The primary purpose of the Audit and Risk Management Committee of the Board of Directors is to assist the Board of Directors in fulfilling its responsibilities to oversee the participation of management in the financial reporting process of the Company and the role and responsibilities of the independent auditors. The Audit and Risk Management Committee is composed of four directors whom the Board has determined are independent under Nasdaq National Market listing standards and applicable rules promulgated under the Exchange Act and operates under a written charter adopted and approved by the Board of Directors, as amended in January 2003.

The Audit and Risk Management Committee has reviewed and discussed the Company’s December 31, 2003 audited consolidated financial statements with management and with KPMG, Hamilton, Bermuda, the independent auditors of the Company.

The Audit and Risk Management Committee has also discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61. This included (a) the auditor’s judgments about the quality, not just the acceptability, of the Company’s accounting principles as applied in its financial reporting, (b) the methods used to account for significant unusual transactions, (c) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (d) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (e) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates, and disclosures in the financial statements.

The Audit and Risk Management Committee has also discussed with KPMG the written disclosures and the letter required by Independence Standard’s Board Standard No. 1 regarding their independence, and has discussed with KPMG their independence.

The Audit and Risk Management Committee has also discussed with KPMG the rotation of independent auditor partners, accelerated reporting requirements for insider trading, new compliance procedures and the certification of Forms 10-K and Form 10-Q as required by the Sarbanes-Oxley Act 2002.

Based on the review and discussions referred to above, and in reliance on the information, opinions, reports or statements presented to the Audit and Risk Management Committee by the Company’s management and the Company’s independent auditors, the Audit and Risk Management Committee recommended to the Board of Directors that the December 31, 2003 audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K.

The Audit and Risk Management Committee
(for fiscal year 2004)
William H. Heyman
John L. Marion
Mario P. Torsiello
James L. Zech

The foregoing Report of the Audit and Risk Management Committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the Report by reference in any such document.

Principal Accountant Fees and Services

Audit Fees

The aggregate amount of fees billed by KPMG for professional services rendered for the audit of the Company’s financial statements for the fiscal years ended December 31, 2003 and December 31, 2002 and for the review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q in 2003 and 2002 were $515,350 and $412,293, respectively. Such fees do not include amounts paid for reimbursement of expenses.

Audit-Related Fees

The aggregate fees billed by KPMG for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements (and are not included in the Audit Fees reported above) for the fiscal year ended on December 31, 2003 were $8,790 and for the fiscal year ended

December 31, 2002 were $4,330. These fees were in respect of services provided by KPMG related to regulatory returns filed in Bermuda and Ireland.

Tax Fees

The aggregate fees billed by KPMG for professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2003 and December 31, 2002, were $98,080 and $49,688, respectively. These fees represent fees for professional services related to the preparation of returns and tax planning, principally in connection with the Company’s subsidiaries in Ireland.

All Other Fees

There were no fees billed by KPMG for services rendered to the Company for the fiscal years ended December 31, 2003 and December 31, 2002 other than for services described above under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above.

General

The Audit and Risk Management Committee has considered whether the provision of non-audit services performed by the independent auditors is compatible with maintaining KPMG’s independence and has concluded that services to be performed by KPMG will be limited to audit and tax services.

Pre-Approval of Audit and Non-Audit Services

In 2003, the Audit and Risk Management Committee adopted a policy concerning the approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services KPMG, the Company’s independent auditor, may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit and Risk Management Committee, except that the Company may, without such pre-approval, spend an amount on non-audit services of not more than 10% of the total amount of revenues paid by the Company to its auditor during the fiscal year in which the non-audit services are performed. The Audit Committee approved all audit and non-audit services provided by KPMG during 2003.

Section 16(a) Beneficial Ownership Reporting Compliance

The U.S. federal securities laws require the filing of certain reports by officers, directors and beneficial owners of more than ten percent (10%) of the Company’s securities with the Securities and Exchange Commission. Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of copies of the filings furnished to the Company, the Company believes that during fiscal year 2003, the Company’s officers, directors and 10% shareholders satisfied all such filing requirements except that MH and certain of its affiliates and Cap Z and certain of its affiliates each did not timely file Forms 3 to report that each had become a 10% shareholder following the exchange transaction described under “Certain Relationships and Related Transaction” above. These transactions were subsequently reported by MH and certain of its affiliates in August 2003 by Cap Z and certain of its affiliates in September 2003.

PROPOSAL TWO

THE COMPANY AUDITORS PROPOSAL

Upon recommendation of the Audit and Risk Management Committee, the Board proposes that the shareholders ratify the appointment of KPMG, Hamilton, Bermuda to serve as the independent auditors of the Company for the 2004 fiscal year until the Company’s annual general meeting of shareholders in 2005. KPMG, Hamilton, Bermuda served as the independent auditors of the Company for the 2003 fiscal year. A representative of KPMG, Hamilton, Bermuda will attend the Meeting, and will be available to respond to questions and may make a statement if he or she so desires.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AUDITORS PROPOSAL.

PROPOSAL THREE

AUTHORIZATION OF ELECTION OF DIRECTORS OF MAX RE

Pursuant to the Company’s Bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of Max Re, the Company is required to submit a proposal relating to such matters to the shareholders of the Company and vote all the shares of Max Re owned by the Company in accordance with and proportional to such vote of the Company’s shareholders. Accordingly, the shareholders of the Company are being asked to consider this proposal.

The size of Max Re’s Board of Directors is currently fixed at 12 directors and consists of 10 individuals, divided into three classes of approximately equal size: Class 1 (three directors), Class 2 (three directors) and Class 3 (four directors). There are currently two vacancies on the Board of Max Re that have not been filled. The composition and class division of the Board of Directors of Max Re are the same as those of the Company. As provided in the Bye-laws of Max Re, the term of the Class 1 directors shall expire at the annual general meeting of the shareholders of Max Re in 2004. The current Class 1 directors are Messrs. John R. Barber, Robert J. Cooney and Mario P. Torsiello each of whom is a nominee for election as a Class 1 of Max Re director at the Meeting, and Max Re’s Nominating and Corporate Governance Committee recommends the appointment of W. Marston Becker to fill the Class 1 vacancy. If elected, the term of each nominee will expire at Max Re’s annual general meeting of shareholders in 2007. The Board of Directors of Max Re has no reason to believe any nominee will not continue to be a candidate or will not be able to serve as a director of Max Re if elected. In the event that any nominee is unable to serve as a director, the proxy holders named in the accompanying proxy have advised that they will vote for the election of such substitute or additional nominee(s) as the Board of Directors may propose. The Board of Directors unanimously recommends that you vote FOR authorization of the election of each of the nominees.

Set forth below is a list of each nominee for election as a director of Max Re and each person who is continuing as a director Max Re. Biographical information for each such person is set forth under Proposal One, Election of Directors of the Company.

NOMINEES FOR DIRECTOR OF MAX RE WHOSE TERMS, IF ELECTED, WILL EXPIRE IN 2007:

John R. Barber
W. Marston Becker
Robert J. Cooney
Mario P. Torsiello

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” AUTHORIZATION OF THE ELECTION OF THE NOMINEES ABOVE.

DIRECTORS OF MAX RE WHOSE TERMS WILL EXPIRE IN 2005:

William H. Heyman
Willis T. King, Jr.
Steven M. Skala

DIRECTOR OF MAX RE WHOSE TERMS WILL EXPIRE IN 2006:

Zack H. Bacon III
Laurence W. Cheng
John L. Marion
James L. Zech

PROPOSAL FOUR

MAX RE AUDITORS PROPOSAL

Pursuant to the Company’s Bye-laws, with respect to any matter required to be submitted to a vote of the shareholders of Max Re, the Company is required to submit a proposal relating to such matters to the shareholders of the Company and vote all the shares of Max Re owned by the Company in accordance with and proportional to such vote of the Company’s shareholders. Accordingly, the shareholders of the Company are being asked to consider this proposal.

The Board proposes that the shareholders authorize the ratification of the appointment of KPMG, Hamilton, Bermuda to serve as the independent auditors of Max Re for the 2004 fiscal year until Max Re’s annual general meeting of shareholders in 2005. KPMG, Hamilton, Bermuda served as the independent auditors of Max Re for the 2003 fiscal year.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE AUDITORS PROPOSAL.

ADDITIONAL INFORMATION

Other Action at the Meeting

A copy of the Company’s Annual Report to Shareholders for the year ended December 31, 2003, including financial statements for the year ended December 31, 2003 and the auditors’ report thereon, has been sent to all shareholders. The Annual Report and Max Re’s Statutory Financial Statements and Return will be presented and discussed at the Meeting, and shareholders will be asked to receive such Annual Report, as well as the financial statements contained therein, and Max Re’s Statutory Financial Statements. Shareholders will also be asked to approve the minutes of the Annual Meeting of Shareholders in 2003.

As of the date of this Proxy Statement, the Company has no knowledge of any business, other than described herein and customary procedural matters, which will be presented for consideration at the Meeting. In the event any other business is properly presented at the Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for Annual Meeting of Shareholders in 2005

Shareholder proposals must be received in writing by the Secretary of the Company no later than six weeks prior to the Company’s 2005 annual general meeting of shareholders and must comply with the requirements of Bermuda corporate law and the Company’s Bye-laws in order to be considered for inclusion in the Company’s Proxy Statement and form of Proxy relating to such meeting (the “2005 Proxy Statement”). The Company believes that shareholder proposals received by November 27, 2004 would be considered timely for inclusion in the 2005 Proxy Statement. Such proposals should be directed to the attention of the Secretary, Max Re Capital Ltd., P.O. Box HM 2565, Hamilton HM KX, Bermuda.

Shareholders who intend to nominate persons for election as directors at general meetings of the Company must comply with the advance notice procedures and other provisions set forth in the Bye-laws of the Company in order for such nominations to be properly brought before the general meeting. The Nominating and Corporate Governance Committee considers nominees to the Board recommended by shareholders. Any such recommendation must be sent to the Secretary of the Company not less than 120 days prior to the scheduled date of the Company’s annual general meeting of shareholders and must be accompanied by written notice signed by the person to be proposed of his or her willingness to be elected. Any such recommendation shall also include: (i) the names and addresses of the shareholders who intend to make the nomination and of the person or persons to be nominated, (ii) a representation that such shareholders are holders of record of shares entitled to vote at such meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the recommendation, (iii) the class and number of shares which are beneficially owned by such shareholders, (iv) a description of all arrangements or understandings between such shareholders and each nominee and any other person or persons nominations are to be made by such shareholders and (v) such other information regarding each nominee proposed by such shareholders as would be required to be included in a proxy statement filed pursuant to Regulation 14A under the Exchange Act. The Nominating and Corporate Governance Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

If a shareholder proposal is introduced at the 2005 annual general meeting of shareholders without any discussion of the proposal in the 2005 Proxy Statement and the shareholder does not notify the Company, in accordance with Bermuda corporate law, of the intent to raise such proposal at the annual general meeting of shareholders, then proxies received by the Company for the 2005 annual general meeting of shareholders will be voted by the persons named as such proxies in their discretion with respect to such proposal.

Costs of Solicitation

The cost of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone, facsimile or in person, although no compensation will be paid for such solicitation. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s Common Shares registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

By Order of the Board of Directors

Robert J. Cooney,
Chairman of the Board
Dated: March 24, 2004

Annex A
Max Re Capital Ltd.

Charter of the Compensation Committee of the Board of Directors

Purpose

The Compensation Committee (the “Committee”) is appointed by the Board to: (1) review and approve corporate goals and objectives relevant to compensation of the Company’s Chief Executive Officer, evaluate the Chief Executive Officer’s performance in light of those goals and objectives, and determine and approve the Chief Executive Officer’s compensation based on this evaluation; (2) make recommendations to the Board with respect to non-Chief Executive Officer compensation, incentive-compensation plans and equity-based plans; (3) produce a Committee report on executive compensation as required by the United States Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement filed with the SEC and (4) perform such other functions as the Board may from time to time assign to the Committee. In performing its duties, the Committee shall seek to maintain an effective working relationship with the Board and the Company’s management.

Committee Membership

The Committee shall be composed of no fewer than three members. Each of the members of the Committee shall meet the independence requirements of the Nasdaq Marketplace Rules.

The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee. No person may be made a member of the Committee if his or her service on the Committee would violate any restriction on service imposed by any rule or regulation of the SEC or any exchange on which shares of the common stock of the Company are traded. Committee members may be replaced by the Board.

The Committee shall have authority to delegate responsibilities listed herein to subcommittees comprised of one or more members of the Committee, the Board or members of management if the Committee determines such delegation would be in the best interest of the Company and permissible under applicable listing standards.

Meetings

The Committee shall meet as often as it determines, but not less frequently than annually. A majority of the members of the Committee shall constitute a quorum. The Committee shall act on the affirmative vote of a majority of members present at a meeting at which a quorum is present. Without a meeting, the Committee may act by unanimous written consent of all members. The Committee shall determine its own rules and procedures. The Committee shall keep written minutes of its meetings, which shall be recorded or filed with the books and records of the Company.

The Committee may request any officer or employee of the Company or the Company’s outside counsel to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Committee shall report the Committee’s actions to the Board from time to time, but at least once each year, as requested by the Board.

Committee Authority and Responsibilities

In carrying out its oversight responsibilities, the Committee’s policies and procedures should remain flexible to enable the Committee to react to changes in circumstances and conditions so as to ensure the Company remains in compliance with applicable legal and regulatory requirements.

The Committee shall have responsibility for oversight of the determination, implementation and administration of remuneration, including compensation, benefits and perquisites, of all executive officers and other members of senior management whose remuneration is the responsibility of the Board or whose remuneration the Chief Executive Officer requests the Committee to review and affirm. Such responsibility includes the following:

(a)	To review and to make periodic recommendations to the Board as to the general compensation and benefits policies and practices of the Company, including incentive-compensation plans and equity-based plans;

(b)	To review and adopt, and to recommend to the Board (and for shareholder approval where required by applicable law or the Memorandum of Association) compensation and benefits policies, plans and programs and amendments thereto, determining eligible employees and the type, amount and timing of such compensation and benefits;

(c)	To oversee the administration of such policies, plans and programs and, on an ongoing basis to monitor them to assure that they remain competitive and within the Board’s compensation objectives for executive officers and such other members of senior management;

(d)	To review and affirm contractual employment and compensation arrangements with executive officers and other members of senior management who are the responsibility of the Board or whose compensation the Chief Executive Officer requests the Committee to review and affirm;

(e)	To review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation package and to evaluate the Chief Executive Officer’s performance and compensation based on such goals and objectives as set forth in clause (g) below;

(f)	To (i) establish a procedure for evaluating the Chief Executive Officer’s performance, (ii) annually evaluate such performance and (iii) review, after completion of the annual evaluation, with the Chief Executive Officer the results of the Committee’s evaluation of the Chief Executive Officer’s performance;

(g)	To review, at least annually, and set the base salary and annual and long-term incentive compensation of the Chief Executive Officer, after taking into account the annual evaluation of the Chief Executive Officer referred to in clause (f) above;

(h)	To review and to make recommendations to the Board at least annually with respect to the base salary and annual and long-term incentive compensation of the other executive officers and other members of senior management (upon the recommendation of the Chief Executive Officer) who are the responsibility of the Board or whose compensation the Chief Executive Officer requests the Committee to review and affirm;

(i)	To prepare an annual executive compensation report for the shareholders of the Company in accordance with the rules and regulations of the SEC; and

(j)	To perform such other duties as the Board may assign to the Committee.

In discharging the foregoing responsibilities, the Committee shall consider individual and Company-wide performance against applicable pre-established annual and long-term performance goals, operating results and shareholder return, economic and business conditions, remuneration given to the Chief Executive Officer and other executive officers in the past and comparative compensation and benefit levels of competitors of the Company.

Annual Evaluation Procedures

The Committee shall annually assess its performance to confirm that it is meeting its responsibilities under this Charter. In this review, the Committee shall consider, among other things, (a) the appropriateness of the scope and content of this Charter, (b) the appropriateness of matters presented for information and approval, (c) the sufficiency of time for consideration of agenda items, (d) frequency and length of meetings, and (f) the quality of written materials and presentations. The Committee may recommend to the Board such changes to this Charter as the Committee deems appropriate.

Studies

The Committee may conduct or authorize studies of matters within the Committee’s scope of responsibilities as described above, and may retain, at the expense of the Company, independent counsel or other consultants necessary to assist the Committee in any such studies. The Committee shall have sole authority to retain and terminate any compensation consultant to be used to survey the compensation practices in the Company’s industry and to provide advice so that the Company can maintain its competitive ability to recruit and retain highly qualified executive officers. The Committee shall have the sole authority to negotiate and approve the fees and retention terms of any such compensation consultant retained.

Miscellaneous

Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors of the Company or members of the Committee. The purposes and responsibilities outlined in this Charter are meant to serve as guidelines rather than as inflexible rules and the Committee is encouraged to adopt such additional procedures and standards as it deems necessary from time to time to fulfill its responsibilities.

Adopted by the Compensation Committee and approved
by the Board of Directors on January 30, 2004.

Annex B
Max Re Capital Ltd.

Charter of the Nominating and Corporate Governance Committee of the Board of Directors

Purpose

The Nominating and Corporate Governance Committee (the “Committee”) is appointed by the Board of Directors (the “Board”) to (i) identify individuals qualified to become Board members; (ii) recommend to the Board individuals to serve as directors of the Company and on committees of the Board; (iii) advise the Board with respect to Board composition, procedures and committees; (iv) evaluate and make recommendations to the Board with respect to the compensation of Directors; (v) oversee the evaluation of the Board; (vi) develop and recommend to the Board and annually review a set of corporate governance guidelines applicable to the Company; and (vii) have such other powers and perform such other duties as the Board may from time to time delegate to it.

Committee Membership

The Committee shall be comprised of three or more directors, the exact number to be determined from time to time by resolution of the Board. Each member of the Committee shall meet the independence and experience requirements of the Nasdaq National Market (“Nasdaq”) or the New York Stock Exchange (“NYSE”), as applicable; Section 10A(m)(3) of the Securities Exchange Act of 1934; and the rules and regulations of the U.S. Securities and Exchange Commission.

Members of the Committee shall be appointed by the Board, after considering any recommendations of the Committee. Committee members may be replaced by the Board.

Meetings

The Committee shall meet as often as it determines, but not less frequently than semi-annually. Two members of the Committee shall constitute a quorum. When more than two members are present, the act of a majority of the members present at a meeting at which a quorum is present shall be the act of the Committee, and when only two members are present, the unanimous vote of the two members shall constitute the act of the Committee. The Committee may request any officer or employee of the Company or the Company’s outside counsel to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate.

The Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal or other advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any advisors employed by the Committee.

The Committee shall make regular reports to the Board. The Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Committee shall annually review the Committee’s own performance.

The Committee, to the extent it deems necessary or appropriate, shall:

Board Candidates and Nominees

1.	Develop and recommend to the Board director qualification criteria and establish procedures for evaluating the suitability of potential director nominees. Such criteria shall include the possession of such knowledge, experience, skills, expertise and diversity so as to enhance the Board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the Board to fulfill their duties and/or to satisfy any independence requirements imposed by law, regulation or Nasdaq or NYSE, as applicable, listing standards. The Committee shall also consider the number of other public company boards on which director candidates and nominees sit in determining eligibility for election.

2.	Actively identify and attract candidates for director and review potential nominees proposed by management, shareholders or others. The Committee shall have the sole authority to retain or terminate any search firm to be used to identify director candidates, including sole authority to approve a search firm’s fees and other retention terms, such fees to be borne by the Company.

3.	Recommend to the Board the director nominees for election by the shareholders, pursuant to the Bye-laws of the Company, which recommendations shall be consistent with the Board’s criteria for selecting new directors.

4.	Review the suitability for continued service as a director of each Board member when his or her term expires and when he or she has a significant change in status, including but not limited to an employment change, and to recommend whether or not the director should be re-nominated.

5.	Review and make recommendations to the Board with regard to length of Board service, director compensation and a retirement policy for members of the Board. The Committee shall have the sole authority to retain or terminate any firm to be used to evaluate director compensation, including sole authority to approve a firm’s fees and other retention terms, such fees to be borne by the Company.

6.	Review and oversee any orientation programs for newly elected members of the Board and continuing director education programs and to assist the Board in the implementation of such programs.

Board Composition and Procedures

7.	Review annually with the Board the composition of the Board as a whole and recommend, if necessary, measures to be taken so that the Board reflects the appropriate balance of knowledge, experience, skills, expertise and diversity required for the Board as a whole and contains at least the minimum number of independent directors required by Nasdaq or NYSE, as applicable, listing standards.

8.	Review periodically the size of the Board and recommend to the Board any appropriate changes.

9.	Make recommendations on the frequency, content and structure of Board meetings.

10.	Make recommendations concerning any other aspect of the procedures of the Board that the Committee considers warranted, including but not limited to procedures with respect to the waiver by the Board of any Company rule, guideline, procedure or corporate governance principle.

Board Committees

11.	Make recommendations to the Board regarding the size and composition of each standing committee of the Board, including the identification of individuals qualified to serve as members of a committee, including the Committee, and recommend individual directors to fill any vacancy that might occur on a committee, including the Committee.

12.	Monitor the functioning of the committees of the Board and make recommendations for any changes, including the creation and elimination of committees.

13.	Review annually committee assignments and the policy with respect to the rotation of members of the committees and/or chairpersons, and report any recommendations to the Board.

14.	Recommend that the Board establish such special committees as may be desirable or necessary from time to time in order to address ethical, legal or other matters that may arise. The Committee’s power to make such a recommendation under this Charter shall be without prejudice to the right of any other committee of the Board, or any individual director, to make such a recommendation at any time.

Corporate Governance

15.	Develop and review periodically, and at least annually, the corporate governance guidelines adopted by the Board to assure that they are appropriate for the Company and comply with the requirements of the Nasdaq or NYSE, as applicable, and recommend any desirable changes to the Board.

16.	Consider any corporate governance issues that may arise from time to time, and develop appropriate recommendations for the Board.

17.	Review significant shareholder relations issues, corporate political contributions and the Company’s charitable contributions.

18.	Review, at least annually, the Company’s Code of Business Conduct and Ethics and make recommendations to the Board for any changes deemed appropriate.

19.	Review requests from directors and executive officers of the Company for waivers from the Company’s Code of Business Conduct and Ethics, make recommendations to the Board concerning such requests or grant such requests on behalf of the Board if appropriate, and review any required disclosures relating to such waivers.

Performance Evaluation

20.	Oversee the evaluation of the Board as a whole and its committees and establish procedures to allow it to exercise this oversight function.

21.	Review and recommend continuing education programs for directors of the Company that support the Committee’s objective to promote the competence and integrity of the Board and its members.

22.	Annually conduct an evaluation of the Committee’s performance and, in light of this, consider changes in its membership, charter or procedures. The Committee shall report to the Board the results of its evaluation, including recommended charter, membership and other changes.

23.	Assist the Board in evaluating the performance of and other factors relating to the retention of the Chief Executive Officer.

24.	Assist the Board in the evaluation of the performance of other executive officers. It is recognized that subject to the oversight by the Board and this Committee and subject to the responsibilities of the Compensation Committee, the Chief Executive Officer will have primary responsibility for evaluating the performance of other executive officers.

Miscellaneous

Nothing contained in this Charter is intended to expand applicable standards of liability under statutory or regulatory requirements for the directors of the Company or members of the Committee. The purposes and responsibilities outlined in this Charter are meant to serve as guidelines rather than as inflexible rules and the Committee is encouraged to adopt such additional procedures and standards as it deems necessary from time to time to fulfill its responsibilities.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE COMMON SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE
		FOR	AGAINST	ABSTAIN	2.	Auditors. Appointment of KPMG, Hamilton, Bermuda, as independent auditors of Max Re Capital Ltd. for 2004.					FOR	AGAINST	ABSTAIN
1A.	To elect John R. Barber to the Board of Directors of Max Re Capital Ltd.	☐	☐	☐					3A.	To elect John R. Barber to the Board of Directors of Max Re Ltd.	☐	☐	☐
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1B.	To elect W. Marston Becker to the Board of Directors of Max Re Capital Ltd.	☐	☐	☐		☐	☐	☐	3B.	To elect W. Marston Becker to the Board of Directors of Max Re Ltd.	☐	☐	☐
		FOR	AGAINST	ABSTAIN	4.	Auditors. Appointment of KPMG, Hamilton, Bermuda, as independent auditors of Max Re Ltd. for 2004.					FOR	AGAINST	ABSTAIN
1C.	To elect Robert J. Cooney to the Board of Directors of Max Re Capital Ltd.	☐	☐	☐					3C.	To elect Robert J. Cooney to the Board of Directors of Max Re Ltd.	☐	☐	☐
		FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN
1D.	To elect Mario P. Torsiello to the Board of Directors of Max Re Capital Ltd.	☐	☐	☐		☐	☐	☐	3D.	To elect Mario P. Torsiello to the Board of Directors of Max Re Ltd.	☐	☐	☐

In the case of joint tenancies, co-executors or co-trustees, all should sign. Persons signing as attorney, executor, administrator, trustee or guardian should indicate their full title.

In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the
meeting or any adjournment or postponement thereof.

IN WITNESS WHEREOF, the undersigned has executed
this Proxy on this _____ day of ______________ 2004.

Business Entity:_____________________________________
   (Print name of corporation, partnership or other
    business entity)

By: _______________________________________________
          Name:
          Title:
Individual:__________________________________________
                              (Print name of individual)
___________________________________________________
                                        (Signature)

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Your Internet vote authorizes the named proxies to vote your shares in the same manner
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Internet http://www.eproxy.com/mxre Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet,
you do NOT need to mail back your proxy card.

 You can view the Annual Report and Proxy Statement
 on the Internet at www.maxre.bm

PROXY

MAX RE CAPITAL LTD.
ANNUAL GENERAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints N. James Tees and Sheila A. Gringley, each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the Common Shares of Max Re Capital Ltd. held in the name of the undersigned at the close of business on March 11, 2004, at the Annual General Meeting of Shareholders to be held on April 29, 2004, at 10:00 a.m. (local time), and at any adjournment thereof, with all the powers the undersigned would have if personally present, as set forth below.

Address Change/Comments (Mark the corresponding box on the reverse side)

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